As filed with the Securities and Exchange Commission on March 28, 2025.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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TECOGEN INC.
(Exact name of registrant as specified in its charter)

Delaware	04-3536131
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number

76 Treble Cove Road
North Billerica, MA 01862

(Address of Principal Executive Offices and Zip Code)
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Tecogen Inc. 2006 Stock Incentive Plan
(Full title of the plan)
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John K. Whiting, IV, Esq.
General Counsel
Tecogen Inc.
76 Treble Cove Road
North Billerica, MA 01862
Telephone: (781) 466-6400
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Neil R.E. Carr, Esq.
Somertons, PLLC
1025 Connecticut Avenue, N.W., Suite 1000
Washington, D.C. 20036
Telephone: (202) 459-4651
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒
Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is being filed with the Securities and Exchange Commission (“SEC”) to register 2,607,067 additional shares of common stock, $.001 par value per share (“common stock”), of Tecogen Inc. (“Registrant” or “Company”) to be issued pursuant to the Registrant’s 2006 Stock Incentive Plan (“2006 Plan”). Pursuant to a Registration Statement on Form S-8 filed by the Registrant with the SEC on April 15, 2013 (File No. 333-187928) (“Prior Registration Statement”), the Registrant registered 4,926,732 shares of its common stock for issuance pursuant to the 2006 Plan. On or about July 22, 2013, pursuant to written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware (“DGCL”), the Registrant effected a 1 for 4 combination, or reverse stock split, of its shares of common stock (“reverse stock split”). Following the registrant’s reverse stock split and in accordance with adjustment provisions in the 2006 Plan, 1,838,750 shares of common stock were issuable pursuant to the 2006 Plan of which 1,231,683 shares were registered under the Prior Registration Statement. On or about June 30, 2014, stockholders of the Registrant, pursuant to written consent in accordance with Section 228 of the DGCL, approved an increase in the number of shares of common stock issuable under the 2006 Plan from 1,838,750 to 3,838,750 shares.

The additional shares of common stock registered pursuant to this Registration Statement are securities of the same class as those registered under the Prior Registration Statement that was filed with the SEC. Pursuant to General Instruction E of the Form S-8, the contents of the Prior Registration Statement, including periodic reports filed after the Prior Registration Statement to maintain current information about the Registrant, are incorporated by reference into this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, and any amendments thereto, filed by the Registrant with the SEC under the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), are incorporated by reference in this Registration Statement:

•Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 18, 2025

•Our Definitive Proxy Statement for our 2024 Annual Meeting of Stockholders, filed with the SEC on April 23, 2024

•Description of our securities incorporated by reference from Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020.

In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports or documents.

Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Amended and Restated Certificate of Incorporation.

Section 145 of DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our charter includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

◦for any breach of the director's duty of loyalty to us or our stockholders;
◦for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
◦under section 174 of the DGCL regarding unlawful dividends and stock purchases; or
◦for any transaction from which the director derived an improper personal benefit.

Our charter also provides that:

•we may, to the extent authorized from time to time by our board of directors, indemnify our other employees and agents to the same extent that we indemnified our officers and directors; and

•in the event we do not assume the defense in a legal proceeding, we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

The indemnification provisions contained in our Amended and Restated Certificate of Incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we maintain insurance on behalf of our directors and executive officers that insures them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Other Arrangements

The Company maintains a “claims made” officers and directors liability insurance policy with coverage limits of $5,000,000 and a maximum $200,000 deductible amount for each claim.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Incorporated by Reference From
Exhibit No.	Exhibit Description	Form	Filing Date	Filed Herewith
3.1	Specimen Common Stock Certificate	S-1/A	06/27/2014
3.2	Amended and Restated Certificate of Incorporation	S-1/A	06/27/2014
3.3	Amended and Restated Bylaws	S-1/A	06/27/2014
4.1	Description of Securities	10-K	03/12/2020
5.1	Opinion of Somertons, PLLC			X
10.1	Tecogen Inc. 2006 Stock Incentive Plan, as amended and restated on November 1, 2016	10-K	03/29/2019
23.1	Consent of Wolf & Company, P.C.			X
23.2	Consent of Somertons, PLLC (included in Exhibit 5.1)			X
24.1	Power of Attorney of certain directors and officers of the Registrant (included on signature page of this Registration Statement on Form S-8).			X
107	Filing Fee Table			X

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Billerica, Commonwealth of Massachusetts, on March 28, 2025.

TECOGEN INC.
By: /s/Abinand Rangesh Abinand Rangesh Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer), and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Abinand Rangesh and John K. Whiting, IV, or either of them acting individually, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their or his or her any of them or their substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Abinand Rangesh Abinand Rangesh	Chief Executive Officer, Chief Financial Officer, and Director	March 28, 2025
/s/ Angelina M. Galiteva Angelina M. Galiteva	Director and Chairperson	March 28, 2025
/s/ John N. Hatsopoulos John N. Hatsopoulos	Lead Director	March 28, 2025
/s/ Ahmed F. Ghoniem Ahmed F. Ghoniem	Director	March 28, 2025
/s/ Earl R. Lewis, III Earl R. Lewis	Director	March 28, 2025
/s/ Susan F. Hirsch Susan F. Hirsch	Director	March 28, 2025
/s/ John M. Albertine John M. Albertine	Director	March 28, 2025